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                                                                    EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT



    We consent to the use in this Amendment No. 1 to Registration Statement No. 333-88573 of Alaska Communications Systems Group, Inc., formerly known as ALEC Holdings, Inc., on Form S-1 of our reports on the following financial statements of the following companies (for the periods indicated) appearing in the Prospectus, which is part of this Registration Statement:



    - Our report dated June 28, 1999 on the balance sheet of Alaska Communications Systems Group, Inc. as of March 31, 1999



    - Our report dated March 24, 1999 on the consolidated balance sheet of Alaska Communications Systems Holdings, Inc. and Subsidiaries as of December 31, 1998 and the related consolidated statement of cash flows for the period from July 16, 1998 (date of inception) through December 31, 1998



    - Our report dated March 25, 1999 on the combined financial statements of CenturyTel Alaska Properties as of December 31, 1997 and for the year ended December 31, 1996, the eleven months ended November 30, 1997, and one month ended December 31, 1997



    - Our report dated March 25, 1999 on the combined financial statements of Telephone Fund of Fairbanks Municipal Utilities Services as of October 6, 1997 and for the year ended December 31, 1996 and the period ended October 6, 1997



    We also consent to the reference to us under the heading "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP



Portland, Oregon
October 27, 1999